EXHIBIT 11


                          HEALTH RISK MANAGEMENT, INC.
                     COMPUTATION OF EARNINGS PER SHARE (EPS)

                                                Primary EPS                             Fully Diluted EPS
                                             Year Ended June 30                         Year Ended June 30
                                   ---------------------------------------    ---------------------------------------
                                       1995         1996         1997            1995         1996         1997
                                       ----         ----         ----            ----         ----         ----

Earnings (in thousands):
   Earnings for period indicated       $    844     $  1,996     $  2,241        $    844    $  1,996       $  2,241
                                           ====        =====        =====             ===       =====          =====

Number of Shares:
   Weighted average number of
     shares of common stock
     outstanding                      3,946,933    4,080,542    4,291,349       3,946,933   4,080,542      4,291,349
   Weighted average number of
     shares of common stock
     equivalents                         35,160      138,644      166,752          47,472     175,001        199,230
                                      ---------    ---------    ---------       ---------   ---------      ---------

   Number of shares included in
     per share computation for
     the period indicated             3,982,093    4,219,186    4,458,101       3,994,405   4,255,543      4,490,579
                                      =========    =========    =========       =========   =========      =========

Net earnings per share                  $  0.21      $  0.47      $  0.50         $  0.21     $  0.47        $  0.50
                                           ====         ====         ====            ====        ====           ====